Exhibit 99.1

New Data Show Near Elimination of Sickle Cell Disease-Related Vaso-Occlusive Crises and Acute Chest Syndrome in Phase 1/2 Clinical Study of bluebird bio’s LentiGlobin™ Gene Therapy for Sickle Cell Disease at 25th EHA Congress

99.5% reduction in annualized rate of vaso-occlusive crises (VOC) and acute chest syndrome (ACS) in Group C patients with a history of VOCs and ACS (n=14) who had at least six months follow-up

At up to 24 months, no reports of serious VOC or ACS in Group C patients (n=18) with at least six months follow-up

Group C patients with at least six months follow-up continue to produce consistent levels of gene therapy-derived anti-sickling hemoglobin (HbAT87Q) at up to 24 months, reducing levels of abnormal sickle hemoglobin (HbS)

Key markers of hemolysis approach near-normal levels in Group C patients, supporting the potential of LentiGlobin for SCD to modify the underlying pathophysiology of the disease

CAMBRIDGE, Mass.— (BUSINESS WIRE) June 12, 2020 — bluebird bio, Inc. (Nasdaq: BLUE) announced that new data from its ongoing Phase 1/2 HGB-206 study of investigational LentiGlobin™ gene therapy for adult and adolescent patients with sickle cell disease (SCD) show a near-complete reduction of serious vaso-occlusive crises (VOCs) and acute chest syndrome (ACS). These data are being presented at the Virtual Edition of the 25th European Hematology Association (EHA25) Annual Congress.

“Vaso-occlusive crises (VOCs) are the painful, life-threatening episodes that are the primary clinical manifestation of sickle cell disease. The nearly complete elimination of VOCs that we saw in this study is impressive and demonstrates the potential of LentiGlobin for SCD as a treatment for this serious disease,” said David Davidson, M.D., chief medical officer, bluebird bio. “These results illustrate the type of outcomes we believe are needed to provide truly meaningful improvements for people living with sickle cell disease. In addition, the improvement of laboratory measures of hemolysis and red cell physiology, with nearly pan-cellular distribution of the anti-sickling HbAT87Q, suggest LentiGlobin for SCD may substantially modify the causative pathophysiology of SCD. We are pleased to have reached a general agreement with the FDA on the clinical data required to support a submission for LentiGlobin for SCD and we plan to seek an accelerated approval. We look forward to working with the entire SCD community to bring forward a disease modifying option for patients.”

SCD is a serious, progressive and debilitating genetic disease caused by a mutation in the β-globin gene that leads to the production of abnormal sickle hemoglobin (HbS). HbS causes red blood cells to become sickled and fragile, resulting in chronic hemolytic anemia, vasculopathy and unpredictable, painful VOCs. For adults and children living with SCD, this means painful crises and other life altering or life-threatening acute complications—such as ACS, stroke and infections. If patients survive the acute complications, vasculopathy and end-organ damage, resulting complications can lead to pulmonary hypertension, renal failure and early death; in the U.S. the median age of death for someone with sickle cell disease is 43 - 46 years.

“As a physician treating sickle cell for over 10 years, the excruciating pain crises that my patients suffer from is one of the most challenging and frustrating aspects of this disease,” said presenting study author Julie Kanter, M.D., University of Alabama at Birmingham. “The promising results of this study, which show patients have an almost complete elimination of VOCs and ACS, suggest LentiGlobin for SCD has real potential to provide a significant impact for people living with sickle cell disease.”

LentiGlobin for SCD was designed to add functional copies of a modified form of the β-globin gene (βA-T87Q-globin gene) into a patient’s own hematopoietic (blood) stem cells (HSCs). Once patients have the βA-T87Q-globin gene, their red blood cells can produce anti-sickling hemoglobin, HbAT87Q, that decreases the proportion of HbS, with the goal of reducing sickled red blood cells, hemolysis and other complications.
As of March 3, 2020, a total of 37 patients have been treated with LentiGlobin for SCD to-date in the HGB-205 (n=3) and HGB-206 (n=34) clinical studies. The HGB-206 total includes: Group A (n=7), B (n=2) and C (n=25).

HGB-206: Group C Updated Efficacy Results
In Group C of HGB-206, 25 patients were treated with LentiGlobin for SCD and have up to 24.8 months of follow-up (median of 12.1; min.-max.: 2.8—24.8 months). Results from Group C are as of March 3, 2020 and include efficacy data for 16 patients who had at least a Month 6 visit, and safety data for 18 patients, which includes two patients who were at least six months post-treatment but results from a Month 6 visit are not available.

In 16 patients with six or more months of follow-up, median levels of gene therapy-derived anti-sickling hemoglobin, HbAT87Q, were maintained with HbAT87Q contributing at least 40% of total hemoglobin. At last visit reported, total hemoglobin ranged from 9.6 – 16.2 g/dL and HbAT87Q levels ranged from 2.7 – 9.4 g/dL. At Month 6 the production of HbAT87Q was associated with a reduction in the proportion of HbS in total hemoglobin. Patients had a median of ≤ 60% HbS. All patients in Group C were able to stop regular blood transfusions and remain off transfusions at three months post-treatment.

There was a 99.5% mean reduction in annualized rate of VOC and ACS among the 14 patients who had at least six months of follow-up and a history of VOCs or ACS, defined as four or more VOC or ACS events in the two years prior to treatment. These 14 patients had a median of eight events in the two years prior to treatment (min.-max.: 4 – 28 events).

There were no reports of serious VOCs or ACS at up to 24 months post-treatment in patients with at least six months of follow-up (n=18). As previously reported, one non-serious Grade 2 VOC was observed in a patient approximately 3.5 months post-treatment with LentiGlobin for SCD.

In sickle cell disease, red blood cells become sickled and fragile, rupturing more easily than healthy red blood cells. The breakdown of red blood cells is hemolysis and this process occurs normally in the body. However, in sickle cell disease hemolysis happens too quickly due to the fragility of the red blood cells, which results in hemolytic anemia.

Patients treated with LentiGlobin for SCD demonstrated improvement in key markers of hemolysis, which are indicators of the health of red blood cells. Lab results assessing these indicators were available for the majority of the 18 patients with ≥ 6 months of follow-up. The medians for reticulocyte counts (n=15), lactate dehydrogenase (LDH) levels (n=13) and total bilirubin (n=16) improved compared to screening and stabilized by Month 6. In patients with Month 24 data (n=5)

these values approached the upper limit of normal by Month 24. These results suggest treatment with LentiGlobin for SCD is improving biological markers of sickle cell disease.

Assays were developed by bluebird bio to enable the detection of HbAT87Q and HbS protein in individual red blood cells as well as to assess if HbAT87Q was pancellular, present throughout all of a patient’s red blood cells. Samples from a subset of patients in Group C were assessed. In nine patients who had at least six months of follow-up, the average proportion of red blood cells positive for HbAT87Q was greater than 70%, and on average more than 85% of red blood cells contained HbAT87Q at 18 months post-treatment, suggesting near-complete pancellularity of HbAT87Q distribution.

HGB-206: Group C Safety Results
As of March 3, 2020, the safety data from all patients in HGB-206 are generally reflective of underlying SCD and the known side effects of hematopoietic stem cell collection and myeloablative conditioning. There were no serious adverse events related to LentiGlobin for SCD, and the non-serious, related adverse events (AEs) were mild-to-moderate in intensity and self-limited.

One patient with a history of frequent pre-treatment VOE, pulmonary and systemic hypertension, venous thrombosis, obesity, sleep apnea and asthma had complete resolution of VOEs following treatment, but suffered sudden death 20 months after treatment with LentiGlobin for SCD. The patient’s autopsy revealed cardiac enlargement and fibrosis, and concluded the cause of death was cardiovascular, with contributions from SCD and asthma. The treating physician and an independent monitoring committee agreed this death was unlikely related to LentiGlobin for SCD gene therapy.

The presentation is now available on demand on the EHA25 website:

•Abstract #S282: “Outcomes in patients treated with LentiGlobin for sickle cell disease (SCD) gene therapy: Updated results from the Phase 1/2 HGB-206 group C study”

About HGB-206
HGB-206 is an ongoing, Phase 1/2 open-label study designed to evaluate the efficacy and safety of LentiGlobin gene therapy for SCD that includes three treatment cohorts: Groups A (n=7), B (n=2) and C (n=25). A refined manufacturing process that was designed to increase vector copy number (VCN) and improve engraftment potential of gene-modified stem cells was used for Group C. Group C patients also received LentiGlobin for SCD made from HSCs collected from peripheral blood after mobilization with plerixafor, rather than via bone marrow harvest, which was used in Groups A and B of HGB-206.

LentiGlobin for Sickle Cell Disease Regulatory Status
bluebird bio reached general agreement with the U.S. Food and Drug Administration (FDA) that the clinical data package required to support a Biologics Licensing Application (BLA) submission for LentiGlobin for SCD will be based on data from a portion of patients in the HGB-206 study Group C that have already been treated. The planned submission will be based on an analysis using complete resolution of severe vaso-occlusive events (VOEs) as the primary endpoint with at least 18 months of follow-up post-treatment with LentiGlobin for SCD. Globin response will be used as a key secondary endpoint.

bluebird bio anticipates additional guidance from the FDA regarding the commercial manufacturing process, including suspension lentiviral vector. bluebird bio announced in a May 11, 2020 press release it plans to seek an accelerated approval and expects to submit the U.S. BLA for SCD in the second half of 2021.

About LentiGlobin for Sickle Cell Disease
LentiGlobin for sickle cell disease is an investigational gene therapy being studied as a potential treatment for SCD. bluebird bio’s clinical development program for LentiGlobin for SCD includes the ongoing Phase 1/2 HGB-206 study and the ongoing Phase 3 HGB-210 study.

LentiGlobin for SCD received orphan medicinal product designation from the European Commission for the treatment of SCD.

The U.S. FDA granted orphan drug designation, regenerative medicine advanced therapy (RMAT) designation and rare pediatric disease designation for LentiGlobin for SCD.

LentiGlobin for SCD is investigational and has not been approved in any geography.

bluebird bio is conducting a long-term safety and efficacy follow-up study (LTF-303) for people who have participated in bluebird bio-sponsored clinical studies of betibeglogene autotemcel for β-thalassemia or LentiGlobin for SCD. For more information visit: https://www.bluebirdbio.com/our-science/clinical-trials or clinicaltrials.gov and use identifier NCT02633943 for LTF-303.

About bluebird bio, Inc.
bluebird bio is pioneering gene therapy with purpose. From our Cambridge, Mass., headquarters, we’re developing gene therapies for severe genetic diseases and cancer, with the goal that people facing potentially fatal conditions with limited treatment options can live their lives fully. Beyond our labs, we’re working to positively disrupt the healthcare system to create access, transparency and education so that gene therapy can become available to all those who can benefit.

bluebird bio is a human company powered by human stories. We’re putting our care and expertise to work across a spectrum of disorders, including cerebral adrenoleukodystrophy, sickle cell disease, β-thalassemia and multiple myeloma, using three gene therapy technologies: gene addition; cell therapy and (megaTAL-enabled) gene editing.

bluebird bio has additional nests in Seattle, Wash., Durham, N.C., and Zug, Switzerland. For more information, visit bluebirdbio.com.

Follow bluebird bio on social media: @bluebirdbio, LinkedIn, Instagram and YouTube.

LentiGlobin and bluebird bio are trademarks of bluebird bio, Inc.

bluebird bio Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s development and regulatory plans for the LentiGlobin for SCD product candidate, and the company’s intentions regarding the timing for providing further updates on the development of the product candidate. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that the COVID-19 pandemic and resulting impact on our operations and healthcare systems will affect the execution of our development plans or the conduct of our clinical studies; the risk that even if LentiGlobin for SCD addresses ACS and VOC events, that it may not address progressive organ damage experienced by patients with SCD; the risk that the efficacy and safety results observed in the patients treated in our prior and ongoing clinical trials of LentiGlobin for SCD may not persist or be durable; the risk that the efficacy and safety results from our prior and ongoing clinical trials will not continue or be repeated in when treating additional patients in our ongoing or planned clinical trials; the risk that the HGB-206 and HGB-210 clinical studies as currently contemplated may be insufficient to support regulatory submissions or marketing approval in the United States and European Union; the risk that regulatory authorities will require additional information regarding our product candidate, resulting in a delay to our anticipated timelines for regulatory submissions, including our application for marketing approval. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Media:
Catherine Falcetti, 339-499-9436
cfalcetti@bluebirdbio.com

or

Investors:
Ingrid Goldberg, 410-960-5022
igoldberg@bluebirdbio.com

Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com

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